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                                                                     EXHIBIT 2.2
                          PLAN AND AGREEMENT OF MERGER

                                       OF

                                BCLP MERGER, INC.
                            (A DELAWARE CORPORATION)

                                       AND

                       BOSTON CELTICS LIMITED PARTNERSHIP
                        (A DELAWARE LIMITED PARTNERSHIP)


     THIS PLAN AND AGREEMENT OF MERGER (the "Agreement") entered into as of ___________, 1998 by BCLP Merger, Inc., a Delaware corporation ("MergerCo"), and entered into as of _______________, 1998 by Boston Celtics Limited Partnership, a Delaware limited partnership ("BCLP").

     WHEREAS, MergerCo is a Delaware corporation, with its registered office therein located at 9 East Loockerman Street, Dover, Delaware 19901; and

     WHEREAS, MergerCo has an authorized capitalization consisting of 1,000 shares of Common Stock, par value of $.01 per share, all of which are issued and outstanding and owned beneficially and of record by Boston Celtics Limited Partnership II, a Delaware limited partnership ("BCLP II"); and

     WHEREAS, BCLP is a Delaware limited partnership, with its registered office therein located at 1029 Orange Street, City of Wilmington, County of New Castle; and

     WHEREAS, Section 263 of the Delaware General Corporation Law (the "DGCL") permits a merger or consolidation of a Delaware corporation with a Delaware limited partnership; and

     WHEREAS, Section 17-211 of the Delaware Revised Uniform Limited Partnership Act (the "Delaware Act") permits the merger or consolidation of a Delaware limited partnership with a Delaware corporation; and

     WHEREAS, the boards of directors of MergerCo and Celtics, Inc., BCLP's general partner, deem it advisable for MergerCo to merge with and into BCLP (the "Merger") in accordance with the DGCL, the Delaware Act and this Agreement and have, by resolutions duly adopted, approved this Agreement and directed that it be executed by the appropriate officers and submitted to a vote of the stockholder of MergerCo and the general partner, limited partners and unitholders of BCLP; and

     WHEREAS, BCLP II, as sole stockholder of MergerCo, has approved the Agreement;


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     NOW, THEREFORE, in consideration of the premises, representations and warranties herein contained, and of the mutual agreement of the parties hereto, the parties to this Agreement agree that MergerCo will merge with and into BCLP and that BCLP will be the surviving entity. The terms and conditions of the Merger, the mode of carrying the Merger into effect, and the manner of converting the shares of MergerCo and the partnership interests of BCLP will be as follows:

                                    ARTICLE I
                                   THE MERGER

     At the Effective Time (as herein defined), in accordance with the provisions of this Agreement, the DGCL and the Delaware Act, MergerCo will be merged with and into BCLP, whereupon the separate corporate existence of MergerCo will cease and BCLP will continue as the surviving entity (the "Surviving Entity").

     Subject to and in accordance with the provisions of this Agreement, MergerCo and BCLP will consummate the Merger by filing a certificate of merger with the Secretary of State of the State of Delaware and making all other filings or recordings required by the DGCL and the Delaware Act in connection with the Merger. The Merger will become effective at such time as the certificate of merger is duly filed with the Secretary of State of the State of Delaware (the "Effective Time"). The Merger will have the effects set forth in the DGCL and the Delaware Act. Without limiting the generality of the foregoing, and subject thereto and to any other applicable laws, at the Effective Time all the properties, rights, privileges, powers and franchises of each of MergerCo and BCLP will vest in the Surviving Entity, and all debts, liabilities, restrictions, disabilities and duties of each of MergerCo and BCLP will become the debts, liabilities, restrictions, disabilities and duties of the Surviving Entity.

                                   ARTICLE II
                          TERMS OF CONVERSION OF UNITS

     At the Effective Time:

     (a) Each unit of BCLP issued and outstanding immediately prior to the Effective Time, with respect to which BCLP shall have issued as a distribution $20 in principal amount of 6% Subordinated Debentures due 2038 of BCLP (an "Eligible Unit"), will thereupon, and without any action on the part of the holder thereof, be converted into one validly issued unit of beneficial interest in a limited partnership interest of BCLP II (a "BCLP II Unit").

     (b) Each unit of BCLP held in treasury, and each unit of BCLP other than an Eligible Unit, immediately prior to the Effective Time shall thereupon be cancelled and retired and all rights in respect thereof shall cease.

     (c) Each share of MergerCo Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued unit of beneficial interest in a limited partnership interest in the Surviving Entity.


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                                   ARTICLE III
                        AGREEMENT OF LIMITED PARTNERSHIP

     From and after the Effective Time, BCLP will be governed by the Amended and Restated Agreement of Limited Partnership of BCLP then in effect.

                                   ARTICLE IV
                                  CERTIFICATES

     Following the Effective Time, each holder of an outstanding certificate or certificates theretofore representing units of BCLP may, but will not be required to, surrender those certificates to BCLP II for cancellation, exchange or transfer, and each such holder or transferee thereof will be entitled to receive a certificate or certificates representing the same number of BCLP II Units as the number of units of BCLP previously represented by the certificate or certificates so surrendered. Until so surrendered or presented for cancellation, exchange or transfer, each outstanding certificate that, before the Effective Time, represented units of BCLP will be deemed and treated for all corporate purposes to represent the ownership of the same number of BCLP II Units as though surrender for cancellation, exchange or transfer thereof had taken place. If any certificate representing BCLP II Units is to be issued in a name other than that of the registered holder of the certificate formerly representing units of BCLP presented for transfer, it will be a condition of issuance that:

     (a) the certificate so surrendered is properly endorsed or accompanied by a document of transfer and is otherwise in proper form for transfer, and

     (b) the person requesting issuance pays to BCLP II's transfer agent any transfer or other taxes required by reason of issuance of certificates representing BCLP II Units in a name other than that of the registered holder of the certificate presented, or establishes to the satisfaction of BCLP II or its registered agent that such taxes have been paid or are not applicable. The transfer books for units of BCLP will be deemed to be closed at the Effective Time, and no transfer of units of BCLP outstanding immediately before the Effective Time will thereafter be made on the transfer books. After the Effective Time, the holders of certificates representing units of BCLP outstanding immediately before the Effective Time will cease to have any rights with respect to units of beneficial interest in limited partnership interests in the Surviving Entity and their sole rights will be with respect to the BCLP II Units into which their units of BCLP are converted in the Merger.


                                    ARTICLE V

                            CONDITIONS OF THE MERGER

     Consummation of the Merger is subject to the satisfaction or waiver, where permissible, prior to the Effective Time, of each of the following conditions:

          (a) A majority in interest of the limited partners and unitholders of BCLP, and a majority of the stockholders of MergerCo, have each approved the Merger.


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          (b) No statute, rule, regulation, executive order, decree, injunction or other order has been enacted, entered, promulgated or enforced by any court or governmental authority that is in effect and has the effect of prohibiting the consummation of the Merger.

          (c) All approvals and consents necessary or desirable, if any, in connection with consummation of the Merger have been obtained.

          (d) The BCLP II Units to be issued and to be reserved for issuance as a result of the Merger shall have been approved for listing, upon official notice of issuance, by the New York Stock Exchange.

          (e) A Registration Statement on Form S-4 relating to the BCLP II Units to be issued or reserved for issuance as a result of the Merger, has been declared effective under the Securities Act of 1933, as amended, and is not be the subject of any "stop order."

          (f) A tax ruling, in form and substance acceptable to BCLP, has been received from the Internal Revenue Service.

                                   ARTICLE VI

                              AMENDMENT AND WAIVER

      The parties hereto, by mutual consent, may amend, modify or supplement this Agreement, or waive any condition set forth herein, in such manner as may be agreed upon by them in writing, at any time before or after approval of this Agreement by the limited partners and unitholders of BCLP, to the extent permitted by the DGCL and the Delaware Act.

                                   ARTICLE VII

                                  MISCELLANEOUS

          (a) This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Neither this Agreement nor any right, interest or obligation under this Agreement may be assigned, in whole or in part, by operation of law or otherwise, without the prior written consent of the other parties.

          (b) This Agreement will be governed by and construed in accordance with the substantive laws of the State of Delaware regardless of the laws that might otherwise govern under principles of conflicts of laws applicable thereto.

          (c) Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

          (d) This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which will constitute one and the same agreement, and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

          (e) At any time before the Effective Time, this Agreement may be terminated and the Merger may be abandoned or the time of consummation of the Merger may be deferred for a reasonable time by the board of directors of either MergerCo or Celtics, Inc.


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          (f) From time to time, as and when required or requested by either
     MergerCo or BCLP, as applicable, or its respective successors and assigns, such deeds, assignments and other instruments, and there will be taken or caused to be taken by it all such further and other action, as may be appropriate or necessary to vest, perfect or confirm in the Surviving Entity the title to and possession of all property, interests, assets, rights, powers, franchises and authority of MergerCo and otherwise to carry out the purposes of this Agreement, and the officers and directors of MergerCo, BCLP and Celtics, Inc. are fully authorized to take any and all such action and to execute and deliver any and all such deeds, assignments and other instruments.




     IN WITNESS WHEREOF, this Plan and Agreement of Merger is hereby executed upon behalf of each of the consistent corporations parties thereto.

Dated:  [Month] ___, 1998

                               BCLP MERGER, INC.


                               By: __________________________________
                                     Richard G. Pond
                               Its: _______________________________




                               BOSTON CELTICS LIMITED PARTNERSHIP


                               By: ___________________________________
                                      Celtics, Inc.
                               Its:   General Partner


                                        By:______________________________
                                             Richard G. Pond
                                        Its: Executive Vice President, Chief
                                             Operating Officer, Treasurer and
                                             Secretary


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